EXHIBIT 99.1

Amphenol	News Release

World Headquarters

358 Hall Avenue

P. O. Box 5030

Wallingford, CT 06492-7530

Telephone (203) 265-8900

FOR IMMEDIATE RELEASE

For Further Information:
Diana G. Reardon
Senior Vice President and
Chief Financial Officer
203/265-8630
www.amphenol.com

RECORD 2008 SECOND QUARTER RESULTS

REPORTED BY AMPHENOL CORPORATION

Wallingford, Connecticut.  July 17, 2008.  Amphenol Corporation (NYSE-APH) reported today that second quarter 2008 diluted earnings per share increased 33% to $.61 compared to $.46 per share for the comparable 2007 period.  Sales for the second quarter 2008 increased 23% to $846.8 million compared to $688.8 million for the 2007 period.  Currency translation had the effect of increasing sales by approximately $26.5 million in the second quarter 2008 compared to the 2007 period.

For the six months ended June 30, 2008, diluted earnings per share was $1.15 compared to $.89 per share for the 2007 period.  Sales for the six months ended June 30, 2008 were $1,617.5 million compared to $1,339.9 million for the 2007 period.   Currency translation had the effect of increasing sales by approximately $48.1 million for the six month 2008 period when compared to the 2007 period.

Amphenol Chairman and CEO, Martin H. Loeffler, stated:  “We are very pleased to report a record second quarter with sales of $847 million and earnings per share of $.61.  Sales grew 23% over last year.  Growth was broad based with particular strength in the global communications, military and commercial aerospace markets.  It is extremely rewarding that even in a challenging macroeconomic environment, our strategy of ongoing market and geographic diversification combined with our strong commitment to develop performance enhancing technologies for our customers continues to expand the Company’s growth opportunities.”

“Consistent with our strategy, during the second quarter of 2008 the Company completed the acquisition of a United States manufacturer of audio interconnect products for the military market with aggregate annual sales of approximately $14 million. This acquisition broadens the Company’s technology offering in this important market.”

“We are especially encouraged that, in addition to excellent overall top line growth, profitability and cash flow continued to be strong in the quarter.  Amphenol achieved excellent operating leverage with an operating income margin of 19.9% compared to 19.4% in the second quarter of 2007.  We were able to more than offset significant inflationary pressures with the combination of our strong top line growth and a continued focus on all elements of cost.  Furthermore, net income was approximately 13% of sales, another indication of the Company’s successful drive for value creation.  The Company continues to be an excellent generator of cash, with cash flow from operations remaining strong in the quarter at $96 million.  The financial strength of the Company in the quarter provides a solid base for future performance.”

“I am very proud of our organization as we continue to execute well in a challenging environment.  The growth we achieved in the second quarter is very satisfying and is a direct result of consistently implementing our strategies.  While economic uncertainties continue to be broadly reported, and despite a generally moderate demand environment in certain markets, we continue to see strength in our business.  We believe we can perform well in such an environment due to our leading technology, increasing positions with our customers in diverse markets, worldwide presence, lean cost structure and entrepreneurial management. Accordingly, while general economic conditions are uncertain, and based on relatively stable currency exchange rates, we are raising our guidance to achieve revenues and EPS in 2008 of $3,278 million to $3,308 million and $2.34 to $2.38, respectively, an increase of 15% to 16% and 21% to 23% over 2007 revenues and EPS, respectively.  For the third quarter 2008 we expect revenues in the range of $825 million to $840 million and EPS in the range of $.59 and $.61, respectively.  We are excited about the future and confident in the ability of our outstanding organization to meet the challenges presented and to take advantage of the many opportunities in front of us.”

The Company will host a conference call to discuss its second quarter results at 1:00 PM (EST) July 17, 2008.  The toll free dial-in number to participate in this call is 888-395-9624; International dial-in number is 517-623-4547; Passcode: Reardon.  There will be a replay available until 6:00 P.M. (EST) on Monday, July 21, 2008.  The replay numbers are as follows:  toll free dial-in number is 866-462-8985 and International dial-in number is 203-369-1370.

A live broadcast as well as a replay will also be available on the Internet at http://www.amphenol.com/index.cfm/fuseaction/financial.webcasts.

Amphenol Corporation is one of the world’s leading producers of electronic and fiber optic connectors, cable and interconnect systems.  Amphenol products are engineered and manufactured in the Americas, Europe and Asia and sold by a worldwide sales and marketing organization.  Amphenol has a diversified presence as a leader in high growth segments of the interconnect market including:  Military, Commercial Aerospace, Automotive, Broadband Communication, Industrial, Information Technology and Data Communications Equipment, Mobile Devices and Wireless Infrastructure.

Statements in this press release which are other than historical facts are intended to be “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws.  While the Company believes such statements are reasonable, the actual results and effects could differ materially from those currently anticipated.  Please refer to [Part I, Item 1A] of the Company’s Form 10-K for the year ended December 31, 2007, for some factors that could cause the actual results to differ from estimates.  In providing forward-looking statements, the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(dollars in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net Sales	$846,817	$688,836	$1,617,531	$1,339,920

Cost of sales	570,227	463,212	1,090,035	903,728

Gross profit	276,590	225,624	527,496	436,192

Selling, general and administrative expense	108,367	92,211	208,977	180,182

Operating income	168,223	133,413	318,519	256,010

Interest expense	(9,915)	(8,979)	(19,814)	(18,021)
Other expenses, net	(2,291)	(3,639)	(4,436)	(6,788)

Income before income taxes	156,017	120,795	294,269	231,201

Provision for income taxes	(46,022)	(36,799)	(86,806)	(69,501)

Net income	$109,995	$83,996	$207,463	$161,700

Net income per common share - Basic	$0.63	$0.47	$1.18	$0.91

Average shares outstanding - Basic	175,487,646	178,624,152	176,075,131	178,379,815

Net income per common share - Diluted	$0.61	$0.46	$1.15	$0.89

Average shares outstanding - Diluted	179,395,729	182,686,329	179,796,849	182,598,444

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(dollars in thousands)

	June 30, 2008	December 31, 2007
ASSETS

Current Assets:
Cash and cash equivalents	$188,762	$183,641
Accounts receivable, less allowance for doubtful accounts of $14,284 and $12,468, respectively	555,211	510,411
Inventories	519,593	456,882
Prepaid expenses and other assets	92,072	72,874

Total current assets	1,355,638	1,223,808

Land and depreciable assets, less accumulated depreciation of $530,219 and $483,296, respectively	338,805	316,194
Goodwill	1,171,491	1,091,828
Other assets	61,701	43,903

	$2,927,635	$2,675,733

LIABILITIES & SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$318,526	$295,391
Accrued salaries, wages and employee benefits	59,102	54,963
Accrued income taxes	42,336	39,627
Accrued acquisition-related obligations.	67,046	55,212
Other accrued expenses	71,725	74,213
Current portion of long-term debt	551	1,075

Total current liabilities	559,286	520,481

Long-term debt	819,202	721,561
Accrued pension and post employment benefit obligations	110,876	101,804
Other liabilities	82,749	66,973

Shareholders’ Equity:
Common stock	177	181
Additional paid-in deficit	(22,490)	(43,647)
Accumulated earnings	1,430,062	1,431,635
Accumulated other comprehensive loss	(32,719)	(43,644)
Treasury stock, at cost	(19,508)	(79,611)

Total shareholders’ equity	1,355,522	1,264,914

	$2,927,635	$2,675,733

AMPHENOL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

(Unaudited)

(dollars in thousands)

	Six months ended June 30,
	2008	2007

Net income	$207,463	$161,700
Adjustments for cash from operations:
Depreciation and amortization	45,684	40,043
Stock-based compensation	7,196	5,993
Net change in non-cash components of working capital	(69,704)	(72,570)
Other long term assets and liabilities	15,176	10,512

Cash provided by operations	205,815	145,678

Cash flow from investing activities:
Capital additions	(50,503)	(50,932)
Purchase of short term investments, net	(8,551)	(4,208)
Investments in acquisitions	(99,474)	(37,579)

Cash flow used in investing activities	(158,528)	(92,719)

Cash flow from financing activities:
Net change in borrowings under revolving credit facilities	94,277	5,510
Purchase of treasury stock	(143,692)	(51,947)
Proceeds from exercise of stock options	8,781	19,650
Excess tax benefits from stock-based payment arrangements	4,981	15,717
Dividend payments	(5,317)	(5,356)

Cash flow used in financing activities	(40,970)	(16,426)

Effect of exchange rate changes on cash and cash equivalents	(1,196)	—

Net change in cash and cash equivalents	5,121	36,533
Cash and cash equivalents balance, beginning of period	183,641	74,135

Cash and cash equivalents balance, end of period	$188,762	$110,668

Cash paid during the period for:
Interest	$19,877	$17,762
Income taxes paid, net of refunds	72,095	52,925

AMPHENOL CORPORATION

SEGMENT INFORMATION

(dollars in thousands)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Trade Sales:
Interconnect Products	$771,112	$618,250	$1,471,737	$1,203,515
Cable Products	75,705	70,586	145,794	136,405
Consolidated	$846,817	$688,836	$1,617,531	$1,339,920

Operating income:
Interconnect Products	$171,625	$134,212	$325,161	$259,093
Cable Products	8,729	8,932	16,999	16,853
Stock-based compensation expense	(3,994)	(3,003)	(7,196)	(5,993)
Other operating expenses	(8,137)	(6,728)	(16,445)	(13,943)
Consolidated	$168,223	$133,413	$318,519	$256,010

ROS%:
Interconnect Products	22.3%	21.7%	22.1%	21.5%
Cable Products	11.5%	12.7%	11.7%	12.4%
Corporate - Stock-based compensation	-0.5%	-0.4%	-0.4%	-0.4%
Corporate - all other	-1.0%	-1.0%	-1.0%	-1.0%

Consolidated	19.9%	19.4%	19.7%	19.1%